Exhibit 5 and Exhibit 23.2

To:

SOPHiA GENETICS SA

La Pièce 12

1180 Rolle Switzerland

July 11, 2025

Form S-8 Registration Statement

Dear Sirs,

We have acted as Swiss counsel to SOPHiA GENETICS SA, a corporation (société anonyme) incorporated under the laws of Switzerland (the "Company") in connection with its filing of a registration statement on Form S-8 (the "Registration Statement") with the United States Securities and Exchange Commission (the "SEC") on the date hereof in respect of the issuance of 15,693,055 ordinary shares with a nominal value of CHF 0.05 each (the "S-8 Shares") under the Company's 2021 Equity Incentive Plan (the "Plan").

As such legal counsel, we are rendering this legal opinion (the "Legal Opinion") in respect of certain matters relating to Swiss law.

I.	DOCUMENTS REVIEWED

For the purpose of this Legal Opinion we have reviewed and relied on the following documents only (collectively, the "Documents"):

(i)	a PDF copy of the Registration Statement;

(ii)	a PDF copy of the Plan;

(iii)	a PDF copy of a certified excerpt from the Commercial Register of the Canton of Vaud, Switzerland regarding the Company dated 2 July 2025 (the "RC Excerpt");

(iv)	a PDF copy of the articles of association (statuts) of the Company in their version of 18 June 2025 and certified as of 4 July 2025, referred to on the RC Excerpt as being the most recent articles of association of the Company filed with the Commercial Register of the Canton of Vaud, Switzerland (the "Articles of Association");

(v)	(a) a PDF copy of the minutes of the Company's extraordinary general meeting of the shareholders held on 29 June 2021 regarding, inter alia, the creation of a conditional share capital reserved for employee participation and the approval of the Plan, (b) a PDF copy of the minutes of the Company's annual general meeting of the shareholders held on 15 June 2022 regarding the amendment of the conditional share capital, (c) a PDF copy of the minutes of the Company's annual general meeting of the shareholders held on 26 June 2023 regarding the amendment of the conditional share capital, (d) a PDF copy of the minutes of the Company's annual general meeting of the shareholders held on 24 June 2024 regarding the amendment of the conditional share capital and (e) a PDF copy of the minutes of the Company's annual general meeting of the shareholders held on 18 June 2025 regarding the amendment of the conditional share capital (collectively, the "AGM/EGM Resolutions"); and

(vi)	a PDF copy of the signed circular resolution of the board of directors of the Company dated 4 July 2025 regarding, inter alia, the filing of the Registration Statement (the "Board Resolution").

We have not reviewed any other documents, nor have we made any independent investigation of facts other than as explicitly stated herein.

II.	SCOPE AND ASSUMPTIONS

The opinions given in this Legal Opinion relate only to the laws of Switzerland as in force at the date hereof. We express no opinion on the laws of any other jurisdiction. The opinions given in this Legal Opinion are strictly limited to the matters stated in section III and do not extend to any other matters, agreements or other document referred to in any of the Documents.

The opinions given herein are made on the basis of the following assumptions:

(i)	all documents supplied to us as copies, facsimile copies or via email are authentic and complete and conform to the original documents;

(ii)	all signatures on the documents submitted to us are genuine and authentic;

(iii)	where we relied upon Documents executed by or on behalf of parties (other than the Company), such parties (a) were and are duly incorporated, organized and validly existing and in good standing (if applicable) under all applicable laws, (b) had and have the power and capacity, corporate or otherwise, to enter into and perform their obligations thereunder, (c) had and have due authorization by all requisite action, corporate or otherwise, to execute and deliver such Documents, and (d) had and have duly executed and delivered the Documents with binding effect;

(iv)	the Documents and all related agreements, deeds and other relevant documents have been validly authorized, executed and delivered by, and constitute legal, valid, binding and enforceable obligations of the parties thereto under any laws applicable to each of them (other than the Company under the laws of Switzerland);

(v)	the parties to the Documents have not entered into any other agreements or arrangements that would impair the capacity, power and authority of such parties to execute and deliver, and perform their respective obligations under the Documents to which they are a party;

(vi)	the Registration Statement has been or will be duly filed by the Company and authorized by all necessary actions under all applicable laws;

(vii)	prior to the issuance of any S-8 Shares, the board of directors of the Company will have duly authorized the issuance of any rights to receive S-8 Shares and will have validly excluded the pre-emptive rights of the existing shareholders for purposes of the offering of S-8 Shares under the Plan as contemplated in the Registration Statement, and such authorization and exclusion will not have been amended and will be in full force and effect until the issuance of all S-8 Shares;

(viii)	to the extent any documents have to be executed or any obligations have to be performed under any applicable law other than the laws of Switzerland or in any jurisdiction outside Switzerland, such execution or performance has not been and will not be illegal, invalid or unenforceable by virtue of the laws of such jurisdiction;

(ix)	all written resolutions, regulations, powers of attorney and other Documents examined remain in full force and effect as of the date hereof and have not been amended, revoked, rescinded, terminated or affected by any action subsequent to their execution or taking, and the terms of each such document examined reflect the true intent and the entire agreement of the parties thereto in respect of its subject matter;

(x)	all parties entered into the Documents to which they are a party for bona fide commercial reasons and at arm's length terms, and none of the directors or officers of any party has or had a conflict of interest with such party in respect of the Documents that would preclude such director or officer from validly representing (or granting a power of attorney in respect of the Documents for) the respective party;

(xi)	other than expressly opined upon in section III and to the extent relevant for this Legal Opinion, all factual statements and certifications made and representations and warranties given as well as any and all information contained in the Documents are and at all relevant times will be true, accurate, complete and up-to-date;

(xii)	as of the date hereof, none of the parties to the Documents is insolvent or over-indebted (in the case of Swiss companies. within the meaning of articles 725 et seq. of the Swiss Code of Obligations ("CO")), has passed a resolution for its dissolution, winding-up or liquidation, no petition has been presented or order made by a court or other competent authority for the dissolution, winding-up, liquidation, bankruptcy, moratorium, composition with creditors or administration of a party or for the ordering of measures in case of a danger of insolvency pursuant to articles 25 et seq. of the Swiss Federal Act on Banks and Savings Institutions, and no receiver, trustee in bankruptcy, administrator or similar officer has been appointed in relation to either of the parties or any of their assets or revenues;

(xiii)	there is and there will be no court or administrative order which would prevent the entry into, or the performance of the transactions contemplated by, the Registration Statement;

(xiv)	the S-8 Shares will be listed on NASDAQ in accordance with applicable laws and regulations and will not be listed or admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland;

(xv)	all exercise notices with respect to the S-8 Shares will be duly delivered in accordance with Swiss law, the Plan and any applicable contractual arrangements;

(xvi)	to the extent any authorizations, approvals, consents, licenses, exemptions or other requirements of governmental authorities (collectively, "Authorizations") are to be obtained outside of Switzerland for the legality, validity and enforceability of the filing of the Registration Statement or any other activities carried out in view of or in connection with the performance of the obligations expressed to be undertaken by the Company in connection therewith, such Authorizations have been obtained or fulfilled in due time, and are and will remain in full force and effect at all relevant times and any related conditions to which the parties thereto are subject to have been satisfied;

(xvii)	the resolutions reflected in the Board Resolutions and the AGM/EGM Resolutions (a) have been resolved in meetings duly convened and otherwise in the manner set forth therein, (b) are a true record of the proceedings described therein and have not been rescinded or amended, and (c) are in full force and effect;

(xviii)	the Articles of Association and the RC Excerpt are unchanged, correct, complete and up- to-date and in full force and effect as of the date hereof and no changes have been made which should have been or should be reflected in the Articles of Association or the RC Excerpt as of the date hereof; and

(xix)	(a) there are no facts, circumstances or events not reflected in the Documents that would be relevant to our opinions expressed herein, and (b) none of the opinions expressed herein will be affected by the laws (including, but not limited to, the public policy) of any jurisdiction other than Switzerland.

III.	OPINIONS

Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions set out above in section II and the qualifications set out below in section IV, we are of the following opinion:

1.	The Company is a corporation (société anonyme) duly incorporated and is validly existing under the laws of Switzerland, and has the necessary corporate power and authority to conduct its business as described in the Articles of Association.

2.	Provided the issue price for the S-8 Shares has been fully paid-in by way of cash or set- off in accordance with the requirements of the Swiss Code of Obligations (CO) and entered into the Company's book of uncertificated securities, the S-8 Shares to be issued from the Company's share capital are or will be validly issued, fully paid-in and non- assessable.

IV.	QUALIFICATIONS

This Legal Opinion is subject to the following qualifications:

(i)	This Legal Opinion is subject to the substantive laws of Switzerland as in effect and as interpreted at the date hereof.

(ii)	The opinions set out above are subject to applicable bankruptcy, insolvency, reorganisation or similar laws affecting the rights of creditors and secured parties in general, laws or principles of general application (including, but not limited to, the abuse of rights (abus de droit), and the principle of good faith (principe de la bonne foi)), as well as public policy, as defined in articles 17 through 19 of the Swiss Private International Law Act of 18 December 1987, as amended (the "PILA") as well as to the laws and rules of civil procedure and, as the case may be, arbitration rules applying to creditors or debtors and claimants and defendants generally.

(iii)	In this Legal Opinion, we express no opinion (i) on the actual ability of the Company to comply with the positive and negative undertakings set out in the Documents, nor (ii) on the accuracy or completeness of calculation, valuation, statement of facts or representations and warranties set out in the Documents or the factual background assumed therein or on the question whether any conditions therein stated have been fulfilled.

(iv)	We express no opinion on the content of the Registration Statement and as to whether the Registration Statement is true and accurate or complete or not misleading. In particular, it should be noted that we have not been responsible for investigating or verifying (i) the accuracy of the facts, including, but not limited to, business, financial and economic information contained in the Registration Statement or (ii) that such facts are not misleading or (iii) that no material fact has been omitted therefrom. Furthermore, we do not express any opinion with respect to financial statements or other financial or statistical information contained in the Registration Statement.

(v)	The exercise of voting rights and rights related thereto with respect to any S-8 Shares is only permissible after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

(vi)	The RC Excerpt is not capable of revealing conclusively whether or not liquidation, debt enforcement, moratorium, reorganization, composition, bankruptcy or insolvency proceedings are pending or whether or not an order has been made by a court for the winding-up, dissolution, moratorium, reorganization, composition or administration of the Company, and whether or not a liquidator, receiver, trustee, administrator or similar officer has been appointed in relation to the Company or any of its assets or revenues.

(vii)	Court proceedings may be stayed if the subject of the proceedings is concurrently before another court, and damages awarded by courts may be awarded depending upon the degree of fault of one party.

(viii)	The recognition and enforcement in Switzerland of a foreign judgment rendered against the Company is subject to the limitations set forth in (x) Convention on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters of 16 September 1988, as amended (the "Lugano Convention"), (y) such other international treaties under which Switzerland is bound and (z) the PILA. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court may only be recognized and enforced in Switzerland if:

i.	(in case of (y) and (z) and, in certain exceptional cases, (x)) the foreign court had jurisdiction;

ii.	the judgment of such foreign court has become final and non-appealable, or, in the case of (x), has become enforceable at an earlier stage;

iii.	the court procedures leading to the judgment followed the principles of due process of law, including proper service of process; and

iv.	the judgment of the foreign court on its merits does not violate Swiss law principles of public policy; and

v.	from a Swiss perspective, such foreign procedure does not formally or functionally qualify as an insolvency, criminal or administrative procedure or as an insolvency-, criminal- or administrative-related procedure.

(ix)	It is doubtful whether a Swiss court would enforce a foreign judgment predicated upon non-Swiss securities laws. In addition, enforceability of a judgment by a non-Swiss court in Switzerland may be limited if the defendant can demonstrate that it was not effectively served with process.

(x)	Pursuant to article 10 PILA and 31 Lugano Convention and article 13 of the Swiss Code of Civil Procedure of 19 December 2008, Swiss courts may order preliminary measures even where they do not have jurisdiction over the substance of the matter.

(xi)	We have not reviewed any tax matters and do not express any opinion in relation to taxes.

(xii)	The lawyers of our firm are admitted to the Zurich and/or Geneva bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, our opinion is confined to the laws of Switzerland. We have abstained from examining any issues of any other laws. This opinion relates to the laws of Switzerland in effect on the date hereof. Such laws and the interpretation thereof are subject to change. In this Legal Opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Legal Opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law.

This Legal Opinion is exclusively governed by and construed in accordance with the substantive laws of Switzerland (without regard to any conflict of law rules that would cause the application of the laws of any other jurisdiction). This Legal Opinion is given solely on the condition that any dispute or legal action arising out of it or in relation to it against Niederer Kraft Frey Ltd, or any of its partners, directors, officers, executives or employees, shall be submitted to the exclusive jurisdiction of the courts of Zurich, Switzerland, subject to appeal to the Swiss Supreme Court (Bundesgericht/Tribunal fédéral) as provided by law.

This Legal Opinion is strictly limited to the matters stated in it and does not apply by implication to other matters. This Legal Opinion is given as of the date hereof. We disclaim any responsibility to notify of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date hereof. By accepting receipt of this Legal Opinion, the recipient agrees to the stated limitations in scope, reliance and use of this Legal Opinion.

We hereby consent to the filing of this Legal Opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933.

Yours Sincerely,

Niederer Kraft Frey Ltd